                                 PROXY STATEMENT
        PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                         [x]
Filed by a Party other than the Registrant      [ ]
Check the appropriate box:
      [ ]  Preliminary Proxy Statement
      [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      [x]  Definitive Proxy Statement
      [ ]  Definitive Additional Materials
      [ ]  Soliciting Material pursuant to Section 240.14a-11(c) or
           Section 240.14a-12

                         TEXAS BIOTECHNOLOGY CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    ------------------------------------------------------------------------
    (NAME OF PERSON(s) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
      [x]  No fee required
      [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
           0-11.

                  (1) Title of each class of securities to which the transaction applies:


                       --------------------------------------------------------


                  (2) Aggregate number of securities to which the transaction applies:


                       --------------------------------------------------------

                  (3) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


                       --------------------------------------------------------

                  (4)  Proposed maximum aggregate value of the transaction:


                       --------------------------------------------------------

                  (5)  Total fee paid:


                       --------------------------------------------------------

[ ]   Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

           (1) Amount previously paid:
                                      -----------------------------------------

           (2) Form, Schedule or Registration Statement:
                                                        -----------------------

           (3) Filing Party:
                            ---------------------------------------------------

           (4) Date Filed:
                          -----------------------------------------------------

                         TEXAS BIOTECHNOLOGY CORPORATION
                         7000 FANNIN STREET, 20TH FLOOR
                              HOUSTON, TEXAS 77030

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 23, 2002

                                   ----------


         You are cordially invited to attend the annual meeting of the stockholders of Texas Biotechnology Corporation which will be held at 9:00 a.m. (Houston time) on May 23, 2002 at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. At the meeting we will:

         1. elect ten directors; and

         2. consider and act on such other business as may properly come before the meeting or any adjournment of the meeting.

         If you were a stockholder at the close of business on April 9, 2002, you are entitled to notice of and to vote at the meeting. A stockholders' list will be available at our offices, 7000 Fannin Street, 20th Floor, Houston, Texas 77030, for a period of ten days prior to the meeting, or any adjournment of the meeting.

         Your vote is important. Whether or not you expect to attend the meeting, please sign and date the enclosed proxy card and return it to us promptly. A stamped envelope has been provided for your convenience. The prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

                                  By Order of the Board of Directors,

                                  /s/ STEPHEN L. MUELLER


                                  STEPHEN L. MUELLER,
                                  Vice President, Finance and Administration,
                                  Secretary and Treasurer


April 23, 2002

                         TEXAS BIOTECHNOLOGY CORPORATION
                         7000 FANNIN STREET, 20TH FLOOR
                              HOUSTON, TEXAS 77030


                                 PROXY STATEMENT

         Our Board of Directors is soliciting proxies for the annual meeting of our stockholders to be held in Houston, Texas on May 23, 2002, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying notice. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 23, 2002. Because many stockholders are unable to attend the meeting, the board of directors solicits proxies to ensure that each stockholder has an opportunity to vote on all matters scheduled to come before the meeting. Stockholders are urged to read carefully the material in this proxy statement.

                              QUESTIONS AND ANSWERS

Q:       Who can attend and vote at the meeting?

A: You can attend and vote at the meeting if you were a stockholder at the close of business on the record date, April 9, 2002. On that date, there were 43,732,958 shares of common stock outstanding and entitled to vote at the meeting.

Q:       What am I voting on?

A:       You are voting on the election of directors.

Q:       How do I cast my vote?

A: If you hold your shares as a stockholder of record, you can vote in person at the annual meeting or you can vote by mail. The enclosed proxy card contains instructions for voting by mail. If you are a street-name stockholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote such shares, they may vote your shares as they decide as to matters for which they have discretionary authority under the NASDAQ National Market's rules.

         The proxies identified on the back of the proxy card, Drs. Given and Dixon and Mr. Mueller, will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote those shares as recommended by the board of directors.

Q:       How does the board recommend I vote on the proposals?

A: The board recommends you vote "FOR" each of the nominees to the board of directors.

Q:       Can I revoke my proxy?

A:       Yes. You can revoke your proxy at any time before it is exercised by:

         o    submitting a properly signed proxy card with a more recent date;

         o giving written notice of your revocation before the meeting to our Secretary, Mr. Mueller, at our offices, 7000 Fannin Street, 20th Floor, Houston, Texas 77030; or

         o    attending the meeting and voting your shares in person.

Q:       Who will count the vote?

A: A representative of our transfer agent, Bank of New York, will act as the inspector of the election and will count the vote.

Q:       What is a "quorum?"

A: A quorum is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares as of the record date. There must be a quorum for the meeting to be held. If you submit a valid proxy card or attend the meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes will be counted toward the quorum. "Broker non-votes" occur when nominees (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the meeting and do not have discretionary voting authority to vote those shares under the rules of the Nasdaq Stock Market, Inc.

Q:       Do brokers have discretion to vote on the election of directors?

A: Yes, brokers have discretion to vote on the election of directors and other routine matters.

Q:       What vote is required to approve each item?

A: The nominees for election as directors at the annual meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as directors. In the election of directors, you may vote "FOR" all nominees, "AGAINST" all nominees or withhold your vote for any one or more of the nominees. All other matters to be considered at the meeting require the affirmative vote of a majority of the shares entitled to vote and present in person or by proxy at the meeting. In a plurality vote, abstentions are not considered a vote cast and will not affect the outcome. In a majority vote, however, express abstentions have the effect of a vote against a particular proposal. Broker non-votes will not affect the outcome of the election of directors.

Q:       What shares are included on my proxy card?

A: Your proxy card represents all shares registered to your account in the same social security number and address.

Q:       What does it mean if I get more than one proxy card?

A: Your shares are probably registered in more than one account. You should vote each proxy card you receive. We encourage you to consolidate all your accounts by registering them in the same name, social security number and address.

Q:       How many votes can I cast?

A:       On all matters you are entitled to one vote per share of common stock.

Q: When are stockholder proposals due for the 2003 Annual Meeting of Stockholders?

A: If you want to present a proposal from the floor at the 2003 Annual Meeting, you must give us written notice of your proposal no later than March 9, 2003. If instead of presenting your proposal at the meeting you want your proposal to be considered for inclusion in next year's proxy statement, you must submit the proposal in writing to the Secretary so that it is received at the above address by December 24, 2002. Your notice should be sent to the Secretary, Texas Biotechnology Corporation, 7000 Fannin, 20th Floor, Houston, Texas 77030.

Q:       Where can I find the voting results of the meeting?

A: The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2002.

                                TABLE OF CONTENTS


                                                                        PAGE
                                                                        ----
ELECTION OF DIRECTORS.....................................................5
     Nominees.............................................................5
     Vote Required for Election...........................................8
     Director Compensation and Board Committees...........................8

OTHER INFORMATION........................................................11
     Principal Stockholders..............................................11
     Executive Officers..................................................12
     Executive Compensation..............................................13
     Compensation, Personnel and Nominating Committee Report On
     Executive Compensation..............................................15
     Audit Committee Report..............................................17
     Performance Graph...................................................18
     Executive Employment and Severance Agreements.......................19
     Auditors............................................................20
     Section 16(a) Beneficial Ownership Reporting Compliance.............21
     Stockholder Proposal Information....................................21
     Other Matters.......................................................22

     A Copy of the Annual Report which includes the Form 10-K of Texas Biotechnology Corporation for the fiscal year ended December 31, 2001 is being mailed with this proxy statement. You may receive an additional copy of the Form 10-K, our Quarterly Reports on Form 10-Q and other information at no charge upon request directed to: Stephen L. Mueller, Secretary, Texas Biotechnology Corporation, 7000 Fannin, 20th Floor, Houston, Texas 77030.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         At the annual meeting, ten directors are to be elected. Each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The persons designated as proxies on the accompanying proxy card intend, unless authority is withheld, to vote for the election of the nominees named below to the board of directors. All of the nominees have been elected previously as directors by our stockholders, other than Bruce D. Given, M.D. and William R. Ringo, Jr. who were appointed to the board of directors in March 2002 and October 2001, respectively. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the board of directors may be reduced accordingly; however, we are not aware of any circumstances likely to render any nominee unavailable.

NOMINEES

         Certain information regarding the nominees is set forth below:


      NAME                              AGE     POSITION                                        DIRECTOR SINCE
      ----                              ---     --------                                        --------------
      John M. Pietruski(1)(2)            69     Chairman of the Board of Directors                 1990
      Bruce D. Given, M.D.(1)            48     President, Chief Executive Officer and
                                                Director                                           2002
      Richard A. F. Dixon, Ph.D.(1)      48     Senior Vice President, Research, Chief
                                                Scientific Officer and Director                    1990
      James T. Willerson, M.D.(1)(3)     62     Chairman of the Scientific Advisory Board
                                                and Director                                       1990
      Ron J. Anderson, M.D.(2)           55     Director                                           1997
      Frank C. Carlucci(2)               71     Director                                           1990
      Robert J. Cruikshank(3)            71     Director                                           1993
      Suzanne Oparil, M.D.(3)            61     Director                                           1999
      William R. Ringo, Jr.(3)           56     Director                                           2001
      James A. Thomson, Ph.D.(2)         57     Director                                           1994

----------

      (1)  Member of the Executive Committee of the board of directors

      (2) Member of the Compensation, Personnel and Nominating Committee of the board of directors

      (3)  Member of the Audit Committee of the board of directors

      John M. Pietruski has served as our chairman of the board of directors since May 1990. Mr. Pietruski has served as President of Dansara Company, a private investment consulting firm, since 1988. He served as Chairman of the Board of Directors and Chief Executive Officer of Sterling Drug Inc., a pharmaceutical company, from 1985 to 1988 and as President and Chief Operating Officer from 1983 to 1985. Mr. Pietruski currently serves as a director of Hershey Foods Corporation, Lincoln National Corporation, First Energy Corporation and PDI, Inc. Mr. Pietruski received a B.S. degree with honors in business administration from Rutgers University, where he graduated Phi Beta Kappa.

      Bruce D. Given, M.D. has served as our President and Chief Executive Officer and as a member of the board of directors since March 2002. Dr. Given joined us after serving as

President, International of Ortho-Clinical Diagnostics of Johnson & Johnson from May 2000 to March 2002. He was also General Manager of Transfusion Medicine Worldwide of Ortho-Clinical Diagnostics from November 1999 to May 2000. Dr. Given served as Group Vice President, head of Worldwide Clinical and Regulatory Affairs of Biosense Webster, an affiliate of Johnson & Johnson from July 1998 to November 1999. He was also Group Vice President, head of U.S. Marketing & Sales, Research & Development for Janssen Pharmaceutica from April 1995 to July 1998. He has held various executive and senior management positions with Sandoz Pharma Ltd., Sandoz Research Institute and Schering-Plough Corporation. Dr. Given received a B.S. from Colorado State University, an M.D. with honors from the University of Chicago and was a Clinical Fellow at Harvard Medical School.

      Richard A.F. Dixon, Ph.D. has served as our Senior Vice President, Research and Chief Scientific Officer since March 2000, and as a member of the board of directors since July 1990. Dr. Dixon served as our Vice President, Research from December 1992 to March 2000 and as Scientific Director and Director of Molecular Biology from July 1990 to December 1992. Dr. Dixon joined us after serving as a Director and Head of Molecular Biology at Merck Sharp & Dohme Research Laboratories, a division of Merck & Co. from 1988 to July 1990. In addition, Dr. Dixon serves as a Professor of the Department of Internal Medicine at The University of Texas Medical School at Houston. Dr. Dixon is the author or co-author of more than 100 scientific papers and has invented twelve patented therapeutic technologies. He received a B.S. degree from Texas A & M University, graduating cum laude, and received a Ph.D. in virology from the Baylor College of Medicine.

      James T. Willerson, M.D. has served as chairman of our scientific advisory board since January 1990 and has been a member of the board of directors since May 1990. Dr. Willerson was appointed in March 2001 to serve as President of The University of Texas - Houston Health Science Center and is also a professor at this institution. He served as the chairman of the Department of Internal Medicine at The University of Texas Medical School at Houston from 1989 to 2001. In 1995, he was appointed Medical Director of the Texas Heart Institute, Houston, Texas. He was Chief of Cardiology of Parkland Memorial Hospital in Dallas, Texas from 1975 to 1989, director and principal investigator of The University of Texas Southwestern Medical School Ischemic Heart Disease, Specialized Center of Research, in Dallas from 1975 to 1989, director of the cardiology division at The University of Texas Southwestern Medical School from 1977 to 1989, and professor of medicine and professor of radiology from 1979 to 1989. He also served as co-director of the Bugher Molecular Biology and Cardiology Research Center at The University of Texas Health Science Center in Dallas from 1986 to 1989. Dr. Willerson has published nearly 700 manuscripts and has been editor or co-editor of 18 textbooks. He was selected for membership in the Institute of Medicine of the National Academy of Science in 1998 and named "Distinguished Scientist" of the American College of Cardiology for 2000. In 1961, Dr. Willerson received a B.A. from The University of Texas at Austin, graduating Phi Beta Kappa. In 1965, he received an M.D. from the Baylor College of Medicine, graduating as a member of Alpha Omega Alpha. Dr. Willerson's medical and cardiology training was undertaken at the Massachusetts General Hospital, Boston, Massachusetts.

      Ron J. Anderson, M.D. has served as a member of the board of directors since December 1997. He has been President and Chief Executive Officer of Parkland Health & Hospital System since 1982. Parkland is the general public hospital for Dallas County, Texas and the primary teaching hospital for The University of Texas Southwestern Medical Center at Dallas. He previously served as Parkland's Medical Director for Ambulatory Care and Emergency Services. He served concurrently as head of the Division of Ambulatory Care, which became the Division of General Internal Medicine under his guidance in the Department of Internal Medicine at Southwestern. Dr. Anderson has remained on the faculty of the Medical School as Professor of Internal Medicine. Dr. Anderson is also a director of Parkland Foundation and Texans Care for Children. He is the Chief Executive Officer and serves on the Board of Directors of Parkland Community Health Plan and is an advisory board member of Texas Health Choice. Dr. Anderson is also the Chairman of the Texas Hospital Association, a member of the board of directors of the National Association of Public Hospitals and National Public Health and Hospital Institute. In 1997 he was elected to the Institute of Medicine of the National Academy of Sciences. He has authored and co-authored more than 200 articles on medicine, ethics, and health policy. Dr. Anderson received his medical degree from the University of Oklahoma and his pharmacy degree from Southwestern Oklahoma State University where he was selected as a Distinguished Alumni in 1987.

      Frank C. Carlucci has served as a member of the board of directors since May 1990. He has been principally employed as Chairman and a Partner in The Carlyle Group, a Washington, D. C. based merchant bank since 1989. Mr. Carlucci served as Secretary of Defense from 1987-1989 and as President Reagan's National Security Advisor in 1987. Prior to returning to Government service, Mr. Carlucci was Chairman and CEO of Sears World Trade, a business he joined in 1983. His Government service included positions as Deputy Secretary of Defense (1980-82), Deputy Director of Central Intelligence (1978-80), Ambassador to Portugal (1975-78), Under Secretary of Health Education and Welfare (1973-75), Deputy Director of OMB (1970-72), and Director of the Office of Economic Opportunity
(1969). Mr. Carlucci was a Foreign Service Officer from 1956 to 1980. Mr. Carlucci is the Chairman of the Neurogen Corporation board of directors and the US-ROC Taiwan Business Council. Mr. Carlucci is also a director of Ashland Inc., Kaman Corporation, SunResorts, Ltd., N.V., and Pharmacia Corp. Mr. Carlucci graduated from Princeton University and also attended Harvard Business School.

      Robert J. Cruikshank has served as a member of the board of directors since May 1993. Mr. Cruikshank was a senior partner at Deloitte & Touche LLP from 1989 until retiring in March 1993. Mr. Cruikshank was a partner, office managing partner and member of the board of directors of the predecessor firms to Deloitte & Touche LLP in Houston from 1968 until 1989. He is a trustee of the Ray C. Fish Foundation and Texas Medical Center. He also serves as a director of Reliant Energy Incorporated, MAXXAM Incorporated, Kaiser Aluminum Corporation, Weingarten Realty Investors and as an advisory board member of Compass Bank of Houston. Mr. Cruikshank is a past chairman of the American Heart Association, is active at the affiliate levels and is a past Regent of the University of Texas System. Mr. Cruikshank received a B.A. in economics and accounting from Rice University and completed the Advanced Management Program at Harvard University.

      Suzanne Oparil, M.D. has served as a member of the board of directors since May 1999. She has been a professor of medicine since 1981, Director of Vascular Biology and Hypertension since 1985, and professor of physiology and biophysics since 1993, in the Division of Cardiovascular Disease at The University of Alabama at Birmingham. She has served as president of the American Federation of Clinical Research. Dr. Oparil is also a member of the

American Society of Clinical Investigation, the Association of American Physicians, and of the Institute of Medicine of the National Academy of Sciences. In addition, she has held advisory positions with the National Institutes of Health, including membership on a number of task forces, advisory committees and peer review committees. Dr. Oparil was a past president of the American Heart Association and is an active volunteer at both the national and affiliate levels. She was a recipient of the University of Alabama President's Achievement Award. Dr. Oparil has an extensive bibliography in clinical cardiology and hypertension, including over 350 journal articles, books and book chapters. Dr. Oparil received her medical degree from Columbia University, College of Physicians and Surgeons in 1965.

      William R. Ringo, Jr. has served as a member of the board of directors since October 2001. Mr. Ringo served as President of Oncology and Critical Care products for Eli Lilly and Company since 1999 and President of Internal Medicine products from 1998 to 1999. He served as President of the Infectious Diseases business unit from 1995 until 1998 and as Vice President of Sales and Marketing from 1994 to 1995. Prior to this Mr. Ringo served in numerous management positions with Eli Lilly since 1979. Mr. Ringo is also a director of Praecis Pharmaceuticals, Inc., LaJolla Pharmaceutical Company, Xcel Pharmaceuticals and Suros Surgical System and a founding member of Barnard Life Sciences Healthcare Consulting. He is a board member and past chairman of the Community Health Network, Indianapolis. Mr. Ringo received a B.S. degree in management and an M.B.A. degree from the University of Dayton.

      James A. Thomson, Ph.D. has served as a member of the board of directors since May 1994. He has been President and Chief Executive Officer of the RAND Corporation since 1989 and has served the institution in a variety of roles beginning in 1981. The RAND Corporation is a non-profit institution that seeks to improve public policy through research analysis in such areas as national defense, education and health. He also serves as a director of AK Steel Holding Co. From 1977 until 1981, he served on the National Security Council, at the White House. From 1974 until 1977, Dr. Thomson served as an operations research analyst in the Office of the Secretary of Defense, the Pentagon. Dr. Thomson is the author of numerous scholarly articles and reports on defense and scientific subjects. Dr. Thomson graduated from the University of New Hampshire in 1967 and received an M.S. and Ph.D. in Physics from Purdue University.

VOTE REQUIRED FOR ELECTION

      The ten nominees for election as directors at the annual meeting who receive the greatest number of votes cast for election by the stockholders will be elected as our directors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE TO OUR BOARD OF DIRECTORS.

DIRECTOR COMPENSATION AND BOARD COMMITTEES

      During 2001, the board of directors held six meetings. All directors attended at least 75% of the total meetings of the board and the committees on which they serve.

      Director Compensation. During the year ended December 31, 2001, each non-employee director received a retainer of $2,000 per quarter, fees of $1,000 for each meeting of the board of directors attended in person and $150 for each meeting conducted by telephone. Non-employee directors received a fee of $200 for each committee meeting attended in person and a fee of $100 for each committee meeting conducted by telephone. Dr. Willerson, however, has declined all retainer or meeting fees. In addition, directors are reimbursed for expenses incurred in attending meetings of the board and its committees. Non-employee directors may elect to receive part or all of the quarterly retainer and fees in common stock. Each non-employee director also receives options to purchase 15,000 shares of common stock on their initial election to the board and options to purchase 7,500 shares of common stock on each subsequent election to the board.

      Executive Committee. During the year ended December 31, 2001, the members of the executive committee were David B. McWilliams (Chair), Richard A.F. Dixon, James T. Willerson and John M. Pietruski. The executive committee did not meet during 2001. In March 2002, in connection with Mr. McWilliams' retirement, Bruce
D. Given was appointed to the executive committee. The current members of the executive committee are Bruce D. Given (Chair), Richard A.F. Dixon, James T. Willerson and John M. Pietruski. The executive committee may act on behalf of the board on all matters permitted by Delaware corporate law except as limited by our Certificate of Incorporation and Bylaws. All actions taken by the executive committee must be reported at the board's next meeting.

      Audit Committee. During the year ended December 31, 2001, the members of the audit committee were Robert J. Cruikshank (Chair), Ron J. Anderson, James T. Willerson and Suzanne Oparil. In December 2001, William R. Ringo, Jr., was appointed to the audit committee and Dr. Anderson was reassigned from the Audit Committee to the Compensation, Personnel and Nominating Committee in connection with Mr. Ringo's appointment to our board of directors. Under the rules of the Nasdaq National Market, all of the members of the Audit Committee were, and are, independent. The Audit Committee operates under a written charter adopted by the Board of Directors on June 6, 2000. The Audit Committee met twice during 2001. The Audit Committee assists the board in fulfilling its oversight responsibilities to stockholders and other matters relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The Audit Committee recommends the selection of independent accountants, reviews the independent accountants' report on our internal control systems and reviews the scope and results of the external audit process.

      Compensation, Personnel and Nominating Committee. During the year ended December 31, 2001, the members of the Compensation, Personnel and Nominating Committee were John M. Pietruski (Chair), Frank C. Carlucci and James A. Thomson. In December 2001, Ron J. Anderson was appointed to the Compensation, Personnel and Nominating Committee. The Compensation, Personnel and Nominating Committee met four times during 2001. The Compensation, Personnel and Nominating Committee reviews and recommends to the board of directors the compensation and employee benefits for our elected officers, and the key officers and employees who participate in various incentive compensation plans. This committee approves the grant of employee stock awards in accordance with our various incentive stock plans and administers any incentive plans and bonus plans. The Compensation, Personnel and Nominating Committee is also responsible for reviewing our significant personnel compensation policies and benefit programs and major changes thereto, and our management's long-range planning for executive development and succession. This committee establishes policies on management perquisites, and also monitors our non-discrimination polices and practices.

Following the Compensation, Personnel and Nominating Committee's review and approval, all issues pertaining to officer compensation, other than employee stock awards, are submitted to the full board of directors for approval.

      In addition to its other responsibilities the Compensation, Personnel and Nominating Committee is responsible for recommending to the board of directors nominees for election to the board, composition of committees of the board and other matters regarding composition of the board of directors.

                                OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

      The following table sets forth the beneficial ownership of our common stock as of April 9, 2002 by:

      o each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;

      o  each of our executive officers and directors; and

      o  all of our directors and executive officers as a group.

      Unless otherwise noted, each person has sole investment and voting power of the shares listed. The information in the following table is based on information supplied by officers, directors and principal stockholders and filings, if any, filed with the Securities and Exchange Commission by each person.



                                                              NUMBER OF SHARES
                                           -----------------------------------------------------

                                                                         EXERCISABLE
                                                                           OPTIONS       PERCENT
                                                                         TO PURCHASE       OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)        SHARES          SHARES       TOTAL         CLASS
----------------------------------------   --------------    ---------   -----------     -------
Larry N. Feinberg(2) ...................   4,232,813                --   4,232,813         9.7%
Ron J. Anderson, M.D ...................          --            36,000      36,000           *
Frank C. Carlucci ......................      41,704            56,077      97,781           *
Robert J. Cruikshank ...................      10,930            52,219      63,149           *
Richard A. F. Dixon, Ph.D ..............      99,795(6)        554,140     653,935         1.5%
Bruce D. Given, M.D ....................      55,000(9)             --      55,000           *
David B. McWilliams(7) .................      83,591(7)        762,269     845,860         1.9%
Stephen L. Mueller .....................      17,222(6)(8)     204,567     221,789           *
Pamela M. Murphy .......................       8,176(6)         67,554      75,730           *
Suzanne Oparil, M.D ....................       2,637            22,500      25,137           *
John M. Pietruski ......................      66,654(3)         44,463     111,117           *
William R. Ringo, Jr ...................          --             5,000          --           *
James A. Thomson, Ph.D .................       2,938(4)         46,707      49,645           *
James T. Willerson, M.D ................      99,999(5)         47,872     147,871           *

All directors and executive officers
        as a group(13 persons) .........     488,646         1,899,368   2,388,014         5.2%

----------

*   Less than 1%

(1) Unless otherwise indicated, the address of all persons set forth above is 7000 Fannin, 20th Floor, Houston, Texas 77030.

(2) The address of Mr. Feinberg is 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830. Mr. Feinberg is the deemed beneficial holder of shares of common stock held by various partnerships and by managed accounts over which Oracle Investment Management, Inc. has investment discretion. The above information was included in a Schedule 13G/A filed with the Securities and Exchange Commission on February 15, 2002.

(3) Includes 42,857 shares held by the Pietruski Family Partnership, of which Mr. Pietruski is the general partner.

(4) Includes 200 shares held by Dr. Thomson's granddaughter.

(5) Includes 14,285 shares owned by The James T. Willerson Fund, Inc., a not-for-profit corporation, of which Dr. Willerson is the Chairman of the board of directors.

(6) Includes the following shares of restricted common stock: Dr. Dixon 11,394; Mr. Mueller 7,252; Ms. Murphy 6,617. The shares of restricted common stock vest in three equal amounts beginning one year after date of grant.

(7) Mr. McWilliams retired effective March 25, 2002. The shares of common stock do not include 1,000 shares held by a daughter of Mr. McWilliams for which he disclaims beneficial ownership.

(8) Does not include 500 shares held by Mr. Mueller's daughter for which he disclaims beneficial ownership.

(9) Dr. Given joined us as President and Chief Executive Officer on March 25, 2002. Includes 5,000 shares of common stock purchased on the open market plus 50,000 restricted shares of common stock we granted Dr. Given pursuant to the terms of his employment agreement.


EXECUTIVE OFFICERS

    Our executive officers serve at the pleasure of the board of directors and are subject to annual appointment by the board. All of our executive officers are listed in the following table, and certain information concerning those officers, except for Drs. Given and Dixon who are also members of the board of directors, follows the table:


    NAME                          AGE    POSITION
    ----                          ---    --------
    Bruce D. Given, M.D.           48    President, Chief Executive Officer and Director
    Richard A. F. Dixon, Ph.D.     48    Senior Vice President, Research,
                                         Chief Scientific Officer and Director
    Stephen L. Mueller             54    Vice President, Finance and Administration,
                                         Secretary and Treasurer
    Pamela M. Murphy               51    Vice President, Corporate Communications

    Stephen L. Mueller has served as Vice President, Finance and Administration since March 1998, as Vice President of Administration since March 1995, as Secretary since May 1994 and as Treasurer since December 1991. From September 1991 to March 1995, Mr. Mueller served as Director of Finance and Administration. Prior to joining us, Mr. Mueller was a financial consultant for wholesale distribution and oil and gas companies. Mr. Mueller was Vice President and Controller of Bado Equipment Co., Inc. in Houston, Texas from 1976 to 1990. He was associated with Deloitte & Touche, Certified Public Accountants in Houston, Texas from 1973 to 1976. Mr. Mueller received a B.B.A. from The University of Texas at Austin in accounting and is a Certified Public Accountant in the State of Texas.

    Pamela M. Murphy joined us in March 1998 as Vice President, Corporate Communications. Prior to joining us, from July 1997 through March 1998, Ms. Murphy served as president of PMM Partners, a marketing communication firm focused on emerging technology companies. From April 1994 through January 1996, she was Vice President, Corporate Communications at CYTOGEN Corporation and from December 1989 through March 1994, she was Vice President, Corporate Communications and Administration at Greenwich Pharmaceuticals. Ms. Murphy received her B.S. with honors in education and psychology from Northern Arizona University and is a member of the National Investor Relations Institute Senior Round Table.

EXECUTIVE COMPENSATION

         Summary Compensation Table. The following table provides information concerning compensation paid or accrued during the fiscal years ended December 31, 2001, 2000 and 1999 to our Chief Executive Officer and each of the other three most highly-paid executive officers of the company whose salary and bonus exceeded $100,000, collectively referred to as the Named Executive Officers, determined at the end of the last fiscal year:

                                                                                        LONG-TERM
                                                     ANNUAL COMPENSATION              COMPENSATION
                                                   -----------------------      ---------------------------
                                                                                 RESTRICTED       SHARES
             NAME AND                                                           STOCK AWARDS    UNDERLYING      ALL OTHER
         PRINCIPAL POSITION             YEAR        SALARY         BONUS            (2)         OPTIONS (1)    COMPENSATION
-------------------------------------   ----       --------       --------      ------------    -----------    -------------
David B. McWilliams(3) ..............   2001       $318,387       $ 61,182       $ 61,181        215,625             --
  President and Chief                   2000       $283,086       $140,625       $140,621         56,823             --
    Executive Officer                   1999       $265,767             --             --         21,250             --

Richard A.F. Dixon, Ph.D ............   2001       $263,504       $ 33,883       $ 33,887        141,300             --
  Senior Vice President, Research,      2000       $245,492       $ 78,127       $ 78,121         81,929             --
    Chief Scientific Officer            1999       $233,783             --             --         44,100             --

Stephen L. Mueller ..................   2001       $168,466       $ 21,459       $ 21,462         75,500             --
  Vice President, Finance and           2000       $147,398       $ 50,001       $ 50,000         24,831             --
    Administration, Secretary           1999       $137,667             --             --          9,450             --
    and Treasurer

Pamela M. Murphy ....................   2001       $151,718       $ 19,702       $ 19,705         39,000             --
  Vice President, Corporate             2000       $136,186       $ 45,313       $ 45,310         16,913             --
    Communications                      1999       $130,000             --             --         19,250             --

----------

(1) See "Option Grants in Last Fiscal Year" for certain information with respect to options granted during the fiscal year ended December 31, 2001.

(2) Represents restricted shares of common stock issued pursuant to the 2000 and 2001 Plan under a bonus plan for executive officers and other key personnel. The restricted shares vest in three equal amounts over three years beginning on the first anniversary of the date of grant except for Mr. McWilliams which were vested 100% pursuant to his retirement agreement. The shares are eligible for dividend distributions should any dividends be declared. The shares awarded under this plan for fiscal 2001 were: Mr. McWilliams 10,867; Dr. Dixon 6,019; Mr. Mueller 3,812; and Ms. Murphy 3,500. The dollar amounts reported in the table represent the value of the restricted shares on the date of grant.

(3) Mr. McWilliams, who was the President and Chief Executive Officer and a member of the board of directors of the company, retired effective March 25, 2002.

         Option Grants in Last Fiscal Year. The following table provides information concerning stock options granted to the Named Executive Officers during the year ended December 31, 2001:

                                    SHARES                           NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                 ACQUIRED ON        VALUE              OPTIONS AT FY-END            IN-THE-MONEY OPTIONS(1)
             NAME                EXERCISE (#)    REALIZED($)     EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
             ----                ------------    -----------     -----------     -------------   -----------     -------------
David B. McWilliams .........        0               0             675,810          260,590       $1,239,611      $  229,848
Richard A.F. Dixon, Ph.D ....        0               0             517,198          210,619       $1,121,681      $  173,881
Stephen L. Mueller ..........        0               0             171,000           95,204       $  223,186      $   82,029
Pamela M. Murphy ............        0               0              43,471           56,692       $   14,839      $   53,447

----------

(1) Value of in-the-money options calculated based on the closing price of $6.50 per share of common stock on December 31, 2001, as reported by the Nasdaq National Market.


         Aggregated Option Exercises In Last Fiscal Year and Year-End Option Values. The following table provides information concerning the number of unexercised options and the value of in-the-money options held by the Named Executive Officers as of December 31, 2001:



                             NUMBER OF       % OF TOTAL                                    POTENTIAL REALIZABLE VALUE AT
                             SECURITIES       OPTIONS                                         ASSUMED ANNUAL RATES OF
                             UNDERLYING      GRANTED TO                                      STOCK PRICE APPRECIATION
                              OPTIONS       EMPLOYEES IN     EXERCISE      EXPIRATION           FOR OPTION TERM(1)
         NAME                 GRANTED       FISCAL YEAR       PRICE         DATE(2)            5%              10%
---------------------------  ----------     ------------     --------     -----------     ----------       --------------
David B. McWilliams(3) ....   170,625         17.57             5.51       07/16/05       $  591,252       $1,498,347
David B. McWilliams(3) ....    45,000          4.63             5.51       05/17/05       $  155,934       $  395,168
Richard A.F. Dixon, Ph.D ..   141,300         14.55             5.51       03/13/11       $  489,634       $1,240,829
Stephen L. Mueller ........    75,500          7.77             5.51       03/13/11       $  261,623       $  663,005
Pamela M. Murphy ..........    39,000          4.01             5.51       03/13/11       $  135,143       $  342,479

----------

(1) Potential Realizable Value is based on the assumed annual growth rates for each of the grants shown over their ten-year option term. Actual gains, if any, on option exercises are dependent on the future performance of the common stock. Because the exercise price of options granted is equal to the fair market value of the common stock a zero percent appreciation in stock price will result in no gain.

(2) These stock options vest and become exercisable in approximately equal annual installments over a three-year period beginning March 13, 2002.

(3) Mr. McWilliams' options will vest and become exercisable pursuant to the terms of his retirement agreement and will expire on July 31, 2005.

         Compensation Committee Interlocks and Insider Participation. In January 1992, we entered into a consulting agreement with John M. Pietruski, Chairman of our Board of Directors. Under the terms of the agreement, Mr. Pietruski is expected to devote an average of one day per week of his consulting services to us, for which he receives an annual fee of $75,000. On January 1, 2001, the agreement was extended for a two-year period at the same annual fee.

                COMPENSATION, PERSONNEL AND NOMINATING COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         Our compensation program for officers (including the Chief Executive Officer and the other Named Executive Officers) is administered by the Compensation, Personnel and Nominating Committee, which is composed of four non-employee directors. The committee makes decisions regarding the reward of stock options and stock incentives under the company's stock option plans. Following review and approval by the committee, all other issues pertaining to officer compensation are submitted to the full board of directors for approval. The objective of our compensation program is to provide a total compensation package that will enable us to attract, motivate and retain outstanding individuals and align their success with that of the stockholders.

         Base salaries for management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the biotechnology industry. In furtherance of these goals, we have entered into employment contracts with certain of our key management personnel. See "Employment Agreements." The employment agreements with key personnel establish annual base salary amounts that the board of directors, on recommendation of the committee, may increase from time to time. Annual salary adjustments are determined by evaluating the competitive marketplace, our performance, the performance of the executive, and any increased responsibilities assumed by the executive. We attained a number of important milestones during the year 2001 including the expansion of the market and increasing sales of Argatroban, initiation of clinical trials to expand the market for Argatroban, initiation and completion of clinical trials by Revotar, the Company's German subsidiary, identification of a clinical candidate in the Company's VLA-4 program, and progress in research and clinical development of certain compounds.

         Section 162(m) of the Internal Revenue Code restricts the ability of a publicly held corporation to deduct compensation in excess of $1,000,000 paid to its chief executive officer and each of the four most highly compensated officers. The committee intends to maintain executive compensation packages below this threshold, and based on its current compensation structure, the company does not anticipate that any of its officers will reach the $1,000,000 threshold in the near future.

         The principal methods for long-term incentive compensation are the company's incentive stock plans. Compensation under these plans principally takes the form of incentive and non-qualified stock options that have an exercise price equal to the market price of the company's common stock at time of grant and restricted stock grants. In this manner, key individuals are rewarded commensurate with increases in stockholder value. Moreover, the company's incentive stock plans provide a non-cash form of compensation, which is intended to benefit the company by enabling it to continue to attract and to retain qualified personnel. In addition, during 1998, the board of directors instituted a bonus plan for executive officers and certain other key personnel. Bonuses are paid based upon attainment of annual corporate goals as approved by the board of directors. Payments are a made one half in cash and one half in restricted common stock. For his performance in fiscal year 2001, Mr. McWilliams earned $122,363 pursuant to the bonus plan.

         The committee is authorized to make incentive awards under the stock plans mentioned above to key employees, including officers of the company. In determining incentive awards for management, the committee considers management's ability to implement our research and clinical development programs, successful completion of corporate partnering agreements, financing activities, and control of expenses. The committee utilizes incentive awards as a key element to provide incentives for employees and officers consistent with the goal of increasing stockholder value.

         Based on these criteria, for his performance in fiscal year 2001, we granted Mr. McWilliams options to purchase 62,500 shares of common stock at an exercise price of $5.63 per share, which will vest in three equal annual installments and will terminate in three years. Currently, Mr. McWilliams holds options covering an aggregate of 998,900 shares of common stock. Of those, options covering an aggregate of 762,269 shares were vested and exercisable at April 9, 2002.

                                           John M. Pietruski, Chair
                                           Ron J. Anderson
                                           Frank C. Carlucci
                                           James A. Thomson

AUDIT COMMITTEE REPORT

         The Audit Committee of the board of directors is responsible for monitoring the integrity of the company's consolidated financial statements, its system of internal controls and the independence and performance of its independent accountants. The Audit Committee also recommends to the board of directors the retention and selection of the company's independent accountants.

         The Audit Committee is also responsible for oversight of the financial reporting process, including the system of internal control, and the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The company's independent accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent accountants.

         We have met with the company's independent accountants, KPMG LLP, and discussed the overall scope and plans for their audit. We have also met with the independent accountants, with and without management present, to discuss the results of their examinations and their evaluations of the company's internal controls. We also discussed with the independent accountants matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the company's consolidated financial statement and the matters required to be discussed by Statement on Auditing Standards No. 61 as amended.

         The independent accountants also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1, and we discussed with the independent accountants their independence from the company. When considering KPMG's independence, we considered the non-audit services provided by the independent accountants and concluded that such services are compatible with maintaining their independence.

         We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2001 with management and KPMG. Based on our review of the audited consolidated financial statements and the meetings and discussions with management and the independent accountants, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the board of directors that the company's audited consolidated financial statements be included in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

                                     Robert J. Cruikshank, Chair
                                     Suzanne Oparil
                                     William R. Ringo, Jr.
                                     James T. Willerson

                                PERFORMANCE GRAPH

         The following is a line graph presentation comparing our common stock's cumulative five year return with various indices, including broad market indices and a peer group index. Our common stock traded on the American Stock Exchange until June 19, 2001 and then began trading on the Nasdaq National Market. Previously we compared our cumulative return to the American Stock Exchange Market Index; however, in light of our move to the Nasdaq National Market we believe better comparative data can be obtained using the Nasdaq National Market Index. The AMEX Market Index is presented for this year as we transition to the Nasdaq Market Index. The peer group index includes Sicor, Inc., Corvas International, Inc., and Vertex Pharmaceuticals, Incorporated. COR Therapeutics, Inc., which was included last year, was acquired by Millennium Pharmaceuticals, Inc.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG TEXAS BIOTECHNOLOGY CORP.,
                 NASDAQ MARKET INDEX, PEER GROUP INDEX AND AMEX
                                  MARKET INDEX

                              [PERFORMANCE GRAPH]

                    ASSUMES $100 INVESTED ON JANUARY 01, 1997
                           ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 2001


                                                          FISCAL YEAR ENDING
COMPANY/INDEX/MARKET             1996         1997         1998         1999         2000         2001
Texas Biotechnology Corp.       100.00       141.43       112.86       181.43       196.34       148.57
Peer Group Index                100.00        88.30        76.23        99.72       341.22       157.63
AMEX Market Index               100.00       120.33       118.69       147.98       146.16       139.43
Nasdaq Market Index             100.00       122.32       172.52       304.29       191.25       152.46

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS

         In July 1992, we entered into a three-year employment agreement with David B. McWilliams to serve as our President and Chief Executive Officer. Upon the expiration of the initial term, the agreement automatically renews for successive one-year periods unless either party provides notice at least sixty days before scheduled expiration. Effective March 1, 2001, the compensation committee increased Mr. McWilliams' annual salary package to $325,000. In connection with Mr. McWilliams' retirement as our President and Chief Executive Officer on March 25, 2002, we entered into a retirement agreement with him. The retirement agreement provides that Mr. McWilliams will continue to receive his salary, at a monthly rate of $27,083, and benefits during a transition period, which will not exceed six weeks, and for twelve months following the transition period and that all shares of restricted stock previously granted to Mr. McWilliams will be vested. During the transition period and the following twelve months his options will continue to vest and be exercisable, or terminate, in accordance with their terms, and after this period a portion of Mr. McWilliams' options will only be exercisable for an agreed period.

         We entered into an employment agreement with Bruce D. Given, M.D. effective as of March 25, 2002, whereby he agreed to serve as our President and Chief Executive Officer through March 25, 2003, subject to earlier termination as described below. Upon the expiration of the initial term, the agreement automatically renews for successive one-year periods unless either party provides notice at least sixty days before the scheduled expiration. The employment agreement provides Dr. Given with an annual base salary of $325,000 subject to increase by the compensation committee in accordance with our practices based upon Dr. Given's performance. Under the employment agreement, Dr. Given was also granted options to purchase 425,000 shares of common stock and 125,000 shares of common stock, which will vest in equal installments of one-third on the first, second and third anniversaries of the date of grant and the second, third and fourth anniversaries of the date of grant, respectively. In addition, we granted Dr. Given 50,000 restricted shares of common stock, 10 shares for each share he purchased on the open market or from the company. He will also receive a bonus of at least $244,000 for fiscal year 2002 in accordance with the terms of the agreement, and is entitled to annual bonuses in other years (if any, as determined by the compensation committee) and to participate in all retirement or other benefit plans, policies and programs maintained or provided by us for our officers. Under the agreement, we also agreed to pay Dr. Given's reasonable relocation expenses according to the company's relocation policy.

         The employment agreement may be terminated by the company with or without "cause," as defined in the agreement. Dr. Given can terminate the employment agreement with or without "good reason," as defined in the agreement. In the event of termination by the company without cause, or by Dr. Given for "good reason," Dr. Given will receive his base salary, bonus and other benefits and rights under the agreement for the twelve months following his termination and all stock options and restricted stock will vest 100% on the first anniversary of the termination of the agreement. However, in the event of termination by the company for cause or his termination without good reason, Dr. Given is only entitled to receive that portion of his base salary that has been earned but not paid through his termination date. During the term of the agreement, and for the 12 months following the termination of the agreement, Dr. Given may not engage, directly or indirectly, in any business or enterprise which is in competition with us or induce any of our employees to accept employment with any of our competitors.

         In July 1990, we entered into a five-year employment agreement with Dr. Richard A.F. Dixon to serve as our Scientific Director and Director of Molecular Biology. Upon the expiration of the initial term, the agreement automatically renews for successive one-year periods unless either party provides written notice at least thirty days before scheduled expiration. If we terminate this agreement with Dr. Dixon for cause, he will be entitled to one months salary; if we terminate without cause salary is due for the remaining contract term. Effective March 1, 2002, the compensation committee increased Dr. Dixon's annual salary to $289,000.

         We entered into an employment agreement with Pamela M. Murphy in March 1998. Effective March 1, 2002, the compensation committee increased Ms. Murphy's annual salary to $166,000. This agreement may be terminated at any time, with or without cause, by either Ms. Murphy or us. However, if we terminate this agreement with Ms. Murphy other than for cause, she will be entitled to receive six months salary.

         In addition, we signed agreements with the Named Executive Officers and Dr. Given to provide certain benefits in the event of a change of control. The agreements provide for a lump-sum payment in cash ranging from 18 months to three years of annual base salary and annual bonus if any. Presently, the base salary portion payable under these agreements to the Named Executive Officers other than Mr. McWilliams would aggregate approximately $2.4 million. In addition, the agreements provide for gross-up for certain taxes on the lump-sum payment, continuation of certain insurance and other benefits for periods of 18 months to three years and reimbursement of certain legal expenses in conjunction with the agreements. These provisions are intended to replace compensation continuation provisions of any other agreement in effect for an officer if the specified event occurs.

AUDITORS

         KPMG LLP has served as our independent auditors for a number of years. Although we anticipate that this relationship will continue to be maintained during fiscal 2002, we have not proposed any formal action be taken at the meeting concerning the continued employment of KPMG LLP, because no such action is legally required. Representatives of KPMG LLP plan to attend the annual meeting and will be available to answer appropriate questions. These representatives will be able to make a statement at the meeting if they wish, although we do not expect them to do so.

         During the calendar year 2001, we incurred professional service fees with KPMG LLP as indicated below:

         AUDIT FEES

                  The aggregate fees billed or expected to be billed by KPMG related to the 2001 annual financial statement audit and reviews of quarterly financial statements included in our Quarterly Reports filed on Form 10-Q were $73,000.

          FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

                  KPMG provided no information technology services relating to financial information systems design and implementation during the fiscal year ended December 31, 2001.

         ALL OTHER FEES

                  The aggregate fees billed or expected to be billed by KPMG for services rendered to us, other than the services described above under "Audit Fees", for the fiscal year ended December 31, 2001 are approximately $31,000, which are primarily for tax services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the Securities and Exchange Commission and to furnish us a copy of each filed report.

         Except for Frank C. Carlucci, Suzanne Oparil and James A. Thomson, who each inadvertently filed a Form 4 late regarding the acquisition of our common stock issued in payment of board fees, to our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2001, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports.

STOCKHOLDER PROPOSAL INFORMATION

         If you want to present a proposal from the floor at the 2002 Annual Meeting or nominate a person for election to the board at such meeting, you must give us written notice no sooner than March 9, 2002 and no later than April 3, 2002 and follow the procedures outlined in our by-laws. These dates assume we make notice of the 2002 Annual Meeting at least 65 days prior to such meeting. If we do not make notice of the 2002 Annual Meeting at least 65 days before the date of such meeting, your written notice will be timely if we receive it by the close of business on the 15th day following the date that we publicly announce the date of the 2002 Annual Meeting. Your notice should be sent to our Secretary at 7000 Fannin, 20th Floor, Houston, Texas 77030. You may request a copy of the by-law provisions governing the requirements for notice from our Secretary at the above address.

         If instead of presenting your proposal at the meeting you want your proposal to be considered for inclusion in next year's proxy statement, you must submit the proposal in writing to our Secretary so that it is received at the above address by December 24, 2002.

OTHER MATTERS

         We have included a copy of our 2001 annual report to stockholders, which includes our Form 10-K covering the fiscal year ended December 31, 2001. We will bear the cost of soliciting proxies in the accompanying form. We have engaged Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $5,000, plus out-of-pocket expenses. In addition to solicitation by mail and by Georgeson Shareholder Communications, our officers and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be compensated.


                                  By Order of the Board of Directors,

                                  /s/ STEPHEN L. MUELLER


                                  STEPHEN L. MUELLER,
                                  Vice President, Finance and Administration
                                  Secretary and Treasurer

April 23, 2002

                            *DETACH PROXY CARD HERE*
--------------------------------------------------------------------------------

[ ] SIGN, DATE AND RETURN THE                   [X]
    PROXY CARD PROMPTLY USING          VOTES MUST BE INDICATED
    THE ENCLOSED ENVELOPE.             (X) IN BLACK OR BLUE INK.

1. Election of Directors

       FOR all nominees  [ ]            WITHHOLD AUTHORITY to vote for [ ]         *EXCEPTIONS [ ]
       listed below                     all nominees listed below

Nominees: John M. Pietruski, Ron J. Anderson, Frank C. Carlucci, Robert J. Cruikshank,
          Richard A.F. Dixon, Bruce D. Given, Suzanne Oparil, William R. Ringo, Jr.,
          James A. Thomson and James T. Willerson.
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)   To change your address, please mark this box. [ ]

*EXCEPTIONS _______________________________________________________________

2. In their discretion, upon such other matters as may properly come before the meeting; hereby revoking any proxy or proxies heretofore given by the undersigned.

                                                                                  Signatures should agree with name printed hereon.
                                                                                  If stock is held in the name of more than one
                                                                                  person, EACH joint owner should sign. Executors,
                                                                                  administrators, trustees, guardians, and attorneys
                                                                                  should indicate the capacity in which they sign.
                                                                                  Attorneys should submit powers of attorney.

                                                                           Date     Share Owner sign here     Co-Owner sign here

                                                                           ------------------------------     ----------------------

                        TEXAS BIOTECHNOLOGY CORPORATION

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
        FOR THE ANNUAL STOCKHOLDERS' MEETING TO BE HELD ON MAY 23, 2002

     The undersigned stockholder of Texas Biotechnology Corporation (the "Company") hereby appoints Bruce D. Given, Richard A.F. Dixon and Stephen L. Mueller, or any of them, attorneys and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, on May 23, 2002, at 9:00 a.m. (Houston time), and at any adjournments or postponements of said meeting, all of the shares of common stock in the name of the undersigned or which the undersigned may be entitled to vote.

     The board of directors recommends a vote FOR the nominees listed on the reverse side and IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Annual Report and the Proxy Statement furnished herewith.

             (Please sign the reverse side of this card and return it promptly.)



                                     TEXAS BIOTECHNOLOGY CORPORATION
                                     P.O. BOX 11061
                                     NEW YORK, N.Y. 10203-0061